As filed with the Securities and Exchange Commission on March 10, 2008

Registration No. 333-101883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST DATA CORPORATION

(Exact Name of Registrant as specified in its Charter)

Delaware	47-0731996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6200 South Quebec Street

Greenwood Village, Colorado 80111

(303) 967-8000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

First Data Corporation Supplemental Incentive Savings Plan

(Full title of the plan)

David R. Money

Executive Vice President, General Counsel

and Secretary

First Data Corporation

6200 South Quebec Street

Greenwood Village, Colorado 80111

(303) 967-8000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This post-effective amendment (this “Amendment”), filed by First Data Corporation (the “Company”), deregisters all deferred compensation obligations (“Deferred Compensation Obligations”) that had been registered under the First Data Corporation Supplemental Incentive Savings Plan on the Company’s Registration Statement on Form S-8 (File No. 333-101883) (the “Registration Statement”).

On September 24, 2007, pursuant to the Agreement and Plan of Merger, dated as of April 1, 2007, among the Company, New Omaha Holdings L.P., a Delaware limited partnership (“Parent”), and Omaha Acquisition Corporation, a Delaware corporation (“Sub”), Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity and becoming an indirect, wholly-owned subsidiary of Parent. Thereafter, the Company paid all outstanding Deferred Compensation Obligations under the Registration Statement. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company that remain unsold at the termination of the offering, the Company hereby removes from registration all Deferred Compensation Obligations under the Registration Statement that remained unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 10, 2008.

FIRST DATA CORPORATION

By:	/s/ Stanley J. Andersen
Name:	Stanley J. Andersen
Title:	Assistant Secretary